Exhibit 10.8(b)

SEPARATION AGREEMENT AND GENERAL RELEASE

1.Purpose of Agreement. The intent of this Separation Agreement and General Release ("Agreement") is to mutually, amicably and finally resolve and compromise all issues and claims surrounding the employment of Shaun Holt ("Employee") with Berkeley Lights, Inc. ("Employer") and the end of that employment relationship. This Agreement becomes effective on the eighth day after it is executed by Employee ("Effective Date").

2.Separation of Employment and Receipt of Compensation and Benefits. Employee's employment with the Employer will end on April 30, 2021 ("Separation Date"). Employer acknowledges that on the Separation Date he will be paid for all unpaid salary and accrued, unused vacation, less all legally required state and federal tax withholdings, earned through the Separation Date. As of the Separation Date, Employee will no longer be eligible to receive further payments for wages, salary, vacation or health insurance benefits. However, Employee will be eligible, at Employee's own cost, for continuation of health insurance benefits pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA").

3.Employer's Consideration for Agreement. In exchange for the release and agreements that Employee is making in this Agreement, Employer will provide Employee with the following:

a.Employee will transition from CFO of Employer to Finance Team Advisor to Employer after the Employee signs all required certifications to Employer's Annual Report on Form 10-K for its fiscal 2020 ("Form 10-K"), which is estimated to be filed on or around March 15, 2021. Employee will continue as an employee of the Employer in the Financial Team Advisor role from the date of filing of the Form 10-K to and through the Separation Date (the "Transition Period").

b.During the Transition Period, Employee will be paid or provided his current wages, salary, vacation and health insurance benefits and Employee’s stock options will continue to vest through and until the Separation Date.

Employee acknowledges and agrees but for his execution of this Agreement, he would not otherwise be entitled to the benefits described in this Paragraph 3. Employee further acknowledges and agrees that he is solely responsible for any personal tax or financial consequences of this Agreement on him.

4.Employee's Consideration for Agreement. In consideration for the payments and undertakings described in this Agreement, Employee releases and waives any and all claims that he might possibly have against Employer, whether he is aware of them or not. In legal terms, this means that, individually and on behalf of his representatives, successors, and assigns, Employee does hereby completely release and forever discharge Employer, its successors, assigns, directors, officers, owners, Board members, managers, agents, and past

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and present employees ("the Releasees") from all claims, rights, demands, actions, obligations, and causes of action of any and every kind, nature and character, known or unknown, which Employee may now have, or has ever had, against him/her arising from or in any way connected with Employee's employment with Employer and/or the termination thereof. This Release covers all statutory, common law, constitutional and other claims, including but not limited to:

a.Any and all claims for wrongful discharge, constructive discharge, or wrongful demotion;

b.Any and all claims relating to any contracts of employment, express or implied, or breach of the covenant of good faith and fair dealing, express or implied;

c.Any and all tort claims of any nature, including but not limited to claims for negligence, defamation, misrepresentation, fraud, or negligent or intentional infliction of emotional distress;

d.Any and all claims for wages, compensation, bonuses, commissions, penalties, and/or benefits under any statutory or common law theory whatsoever;

e.Any and all claims under federal, state or municipal statutes or ordinances, including but not limited to: any claims for harassment, retaliation or discrimination; any claims under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Americans With Disabilities Act, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, and any other laws and regulations relating to employment or the termination of employment; and

f.Any and all claims for attorneys' fees or costs.

This release is not intended to encompass claims that cannot legally be released by private agreement, such as claims under Labor Code section 2802 and claims for workers' compensation or unemployment benefits. Nor is this release intended to prevent Employee from filing a statutory claim concerning employment with Employer or the termination thereof with the federal Equal Employment Opportunity Commission, the National Labor Relations Board, or similar state agencies. However, if Employee does so, or if any employment-related claim is prosecuted in his name before any court or administrative agency, Employee waives and agrees not to take any award of money or other damages from such suit. Further, this release shall not operate to release any rights or claims of Employee (i) to payments or benefits under stock option agreements between Employee and Employer, (ii) to accrued or vested benefits the undersigned may have, if any, as of the Separation Date under any applicable plan, policy, practice, program, contract or agreement with Employer, (iii) to any claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between Employee and Employer, under any directors’ and officers’ liability insurance policy or under the bylaws, certificate of incorporation or other similar governing document of Employer, (iv) to any claims to enforce the terms of this Agreement or (v) with respect to Employee’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator (collectively, “Regulator Communications”) and, further with respect to romanette
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(v), Employee represents that (x) as of the Effective Date, Employee has not had any Regulator Communications, (y) if Employee has any Regulator Communications on or before the Separation Date, Employee will promptly advise Employer, and (z) Employee will not take any award of money or otherwise profit from such a right or claim.

5.Waiver of Unknown Future Claims. Employee has read Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR     RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee understands that Section 1542 gives him the right not to release existing claims of which he is not now aware, unless he voluntarily chooses to waive this right. Even though he is aware of this right, Employee nevertheless hereby voluntarily waives the rights described in Section 1542 or any other comparable state law, and elects to assume all risks for claims that now exist in his favor, known or unknown, arising from the subject matter of this Agreement.

6.Confidentiality of Agreement. Employee agrees that the terms and conditions of this Agreement are strictly confidential. Until Employer makes the terms and conditions of this Agreement public, Employee shall not disclose, discuss or reveal the terms of this Agreement to any persons, entities or organizations except as follows: (a) as required by law, regulation or court order; (b) to Employee’s spouse or partner; or (c) to Employee’s attorneys or accountants. Employee agrees to instruct those to whom the information is disclosed that such information must remain confidential and not be disclosed. This confidentiality language does not breach the provisions of California Code of Civil Procedure Section 1001.

7.Non-disparagement and Non-solicitation. Employee agrees not to disparage Employer, its Board, officers, owners, managers, employees, products or development of products to any third-party. Employee agrees not to disparage Employer, or any of Employer's employees, through social media outlets. Any prospective employer should contact Sheri Kelleher to confirm Employee's dates of employment and position title. For twelve (12) months after the Separation Date, Employee agrees not to solicit, recruit or induce, directly or indirectly, any employee of the Employer to leave the Employer's employ or any consultant or independent contractor of the Employer to terminate engagement with the Employee; provided that a general advertisement for employment not targeted at any specific individual shall not constitute a violation of this Agreement.

8.Interpretation and Construction of Agreement. This Agreement shall be construed and interpreted in accordance with the laws of the State of California. Regardless of which party initially drafted this Agreement, it shall not be construed against any one party, and shall be construed and enforced as a mutually prepared Agreement.

9.No Admission of Liability. By entering into this Agreement, Employer is not admitting to any liability, wrongdoing or legal violation whatsoever with regard to the employment
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relationship between the parties or with respect to any claims released herein. Employer expressly denies any and all such liability and wrongdoing.

10.Older Workers' Benefit Protection Act Coverage. Pursuant to the Age Discrimination in Employment Act and the Older Workers' Benefit Protection Act, Employer hereby advises Employee of the following:

a.Employee is advised to consult with an attorney prior to signing this Agreement.

b.Employee has up to twenty-one (21) days within which to consider whether he should sign this Agreement. Employee may sign this Agreement at any time during this 21-day period. The parties agree that any changes to the Agreement, whether material or immaterial, do not restart the 21-day consideration period.

c.If Employee signs the Agreement, he shall have seven (7) days thereafter to revoke the Agreement. To revoke the Agreement, Employee must deliver written notice of the revocation to Sheri Kelleher, VP People Success, so that it is received by Ms. Kelleher before the seven-day revocation period expires.

d.In signing this Agreement, Employee is not releasing or waiving any federal age discrimination claims based on conduct or events that occur after the Agreement is signed.

11.Complete and Voluntary Agreement. Employee acknowledges that he has read and understands this Agreement; that he has had the opportunity to seek legal counsel of his own choosing and to have the terms of the Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion. Employee specifically understands that by entering into this Agreement he is forever foreclosed from pursuing any of the claims he has waived in Paragraphs 4 and 5, above.

12.Savings Clause. Should any of the provisions of this Agreement be determined to be invalid or unenforceable by a court or government agency of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of the other provisions herein.

13.Scope of Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Except as expressly provided here, this Agreement supersedes and renders null and void any and all prior agreements on the same subjects between Employee and Employer.

14.On-Going Obligation to Protect Employer's Property. Employee has a legal and contractual obligation to not retain, use or disclose any of Employer's property, including but not limited confidential and proprietary information and trade secrets, after the Separation Date. Employee agrees that he will return all such property on or prior to his Separation Date, including all hard and electronic copies of such property. By signing this Agreement, Employee is affirmatively representing that he will not retain any Employer confidential information, including by way of example, any forms, reports, business models, spreadsheets, and/or compilations that incorporate Employer Confidential Information. If
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Employee has retained any such materials, whether by downloading or saving to a personal file, or by uploaded to a personal cloud-based storage system, Employee agrees to delete any and all such materials and provide Employer with a list of such deleted materials within three
(3) days of the Separation Date. Employee is reminded that the terms and conditions of the Employer's Employee Inventions Assignment and Confidentiality Agreement remain enforceable after his employment with Employer ends and Employee agrees to follow the requirements of that document after his Separation Date.

15.Arbitration. The parties agree that any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof will be submitted to and settled by final and binding arbitration, pursuant to the Federal Arbitration Act, in San Francisco, California. The arbitration shall be conducted by a neutral arbitrator in accordance with the Employment Arbitration Rules and Mediation Procedures issued by the American Association (AAA), available to review and download on the Internet at www.adr.org//rules. Each side will bear its own attorneys' fees in any such arbitration, and the arbitrator shall not have authority to award attorneys' fees unless a statutory section at issue in the dispute authorizes the award of attorneys' fees to the prevailing party, in which case the arbitrator has the authority to make such award as permitted by the statute in question.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A FULL RELEASE OF LEGAL CLAIMS, BOTH KNOWN CLAIMS AND UNKNOWN CLAIMS.

Dated: 2/4/2021	/s/ Shaun Holt
Shaun Holt

Dated: 2/4/2021	/s/ Pete Leddy
Pete Leddy
Chief Human Resources
Officer, Berkeley Lights, Inc.

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